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                                    FORM 8-A
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 TCI MUSIC, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                                   84-1380293
    -----------------------                      -------------------
    (State of incorporation                       (I.R.S. Employer
       or organization)                          Identification No.)


                            8101 East Prentice Avenue
                                    Suite 500
                            Englewood, Colorado 80111
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                    (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:   NONE.

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

Securities Act registration statement file number to which this form relates:
333-39943.
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Securities to be registered pursuant to Section 12(g) of the Act:

    TCI Music Series A Convertible Preferred Stock, par value $.01 per share
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                                (Title of class)



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ITEM 1.             DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

                    The securities to be registered hereby are shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of TCI Music, Inc., a Delaware corporation ("TCI Music"), to be issued pursuant to the Agreement and Plan of Merger dated August 12, 1997 (the "Merger Agreement"), by and among TCI Music, TCI Music Acquisition Sub, Inc. and The Box Worldwide, Inc. Each share of Series A Preferred Stock is convertible at the election of the holder initially into three shares of Series A Common Stock, par value $.01 per share of TCI Music (the "Series A Common Stock"), subject to certain antidilution adjustments and certain adjustments for dividends and distributions, if any, and will be entitled to receive cash dividends ratably in proportion to dividends declared on each share of Series A Common Stock. Each share of Series A Preferred Stock will be entitled to vote on all matters submitted to a vote of the holders of shares of Series A Common Stock and to the number of votes equal to the number of shares of Series A Common Stock into which such share of Series A Preferred Stock is convertible as of the record date for the matter to be voted upon. Each share of Series A Common Stock outstanding as of the date of this registration statement trades on the Nasdaq SmallCap Market together with an associated right (a "TCI Right") issued by Tele-Communications, Inc. ("TCI"). Each TCI Right entitles the holder to require TCI to purchase such holder's share of Series A Common Stock for $8.00 under certain circumstances. The TCI Rights will terminate no later than August 10, 1998, unless extended by their terms. The shares of Series A Common Stock into which the Series A Preferred Stock registered pursuant to this registration statement are convertible will not have any associated TCI Rights. For a complete description of the Series A Preferred Stock to be registered hereunder and certain anti-takeover provisions included in the charter and bylaws of TCI Music, reference is made to the sections captioned "SUMMARY - The Merger," "THE MERGER AGREEMENT - Consideration to Be Received in the Merger" and "DESCRIPTION OF TCI MUSIC CAPITAL STOCK" and "COMPARISON OF SHAREHOLDERS' RIGHTS" in the Registration Statement on Form S-4 of TCI Music filed with the Securities and Exchange Commission ("SEC") on November 12, 1997, (Reg. File No. 333-39943), which sections are hereby incorporated by reference.

ITEM 2.             EXHIBITS

                    The following Exhibits are filed as part of this registration statement in accordance with Instruction I of the Instructions as to Exhibits:

      I.1               --      Registration Statement filed pursuant to the
                                Securities Act of 1933.1

      I.2               --      TCI Music Series A Common Stock Certificate
                                (without TCI Rights)2

      I.3               --      TCI Music Series A Convertible Preferred Stock
                                Certificate.3

      I.4               --      Certificate of Designations relating to the TCI
                                Music Series A Convertible Preferred Stock.4
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1        Incorporated by reference to Registration Statement on Form S-4 of TCI
         Music (Reg. File No. 333-39943) filed with the SEC on November 12,
         1997.

2 Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of TCI Music (Reg. File No. 333-39943) filed with the SEC on November 12, 1997.

3 Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 of TCI Music (Reg. File No. 333-39943) filed with the SEC on November 12, 1997.

4 Incorporated by reference to Exhibit 4.3 to, and Appendix II to the Proxy Statement/Prospectus of TCI Music and the Box contained in, the Registration Statement on Form S-4 of TCI Music (Reg. File No. 333-39943) filed with the SEC on November 12, 1997.


                    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       TCI MUSIC, INC.
                                       (Registrant)


Date: December 8, 1997                 By: /s/ David B. Koff
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                                          David B. Koff
                                          President and Chief Executive Officer